Exhibit 99.1

                              Investor Relations Contact:     Media Contact:
Company Contact:              Lippert/Heilshorn &             Lippert/Heilshorn
Ultralife Batteries, Inc.     Associates, Inc.                & Associates, Inc.
-------------------------     ---------------------------     ------------------
Peter Comerford               Jody Burfening                  Chenoa Taitt
(315) 332-7100                (212) 838-3777                  (212) 201-6635
pcomerford@ulbi.com           jks@lhai.com                    ctaitt@lhai.com
-------------------           ------------                    ---------------

   Ultralife Batteries, Inc. Receives $2.6 Million in U.S. Army Battery Orders

Newark, New York - (August 27, 2003) - Ultralife Batteries, Inc. (NASDAQ: ULBI) today announced that it has received orders valued at approximately $2.6 million from the U.S. Army Communications and Electronics Command (CECOM) for its BA-5372/U military batteries. The orders represent additional production releases for these batteries under CECOM's NextGen II, 5-year Small Cylindrical battery contract, which was awarded to Ultralife and announced in June 2002. Production of BA-5372/U batteries has been ongoing under existing contracts with scheduled deliveries through the end of 2003. Deliveries against the new releases under the NextGen II contract are expected to begin in 2004 with deliveries into the 2nd half of the year.

John D. Kavazanjian, Ultralife's president and chief executive officer, said, "We are delighted to have received these new orders, which support both the efficiency our production infrastructure and the assurance of a continued supply of batteries to the Army. This ongoing demand for critical military batteries further supports our outlook for continued revenue growth and profitability."

NextGen II is CECOM's five-year acquisition strategy with production contracts awarded to provide three types of primary (non-rechargeable) lithium-manganese dioxide batteries to the U.S. Army. The three battery types - BA-5372/U, BA-5367/U and BA-5368/U - comprise the Small Cylindrical Cell Lithium Manganese Dioxide Battery Group. A major objective of this acquisition is to maintain a domestic production base of a sufficient capacity to timely meet peacetime demands and have the ability to surge quickly to meet deployment demands.

The BA-5372/U battery is used for memory backup primarily for the AN/PRC-119 MANPACK Single Channel Ground and Airborne Radio System (SINCGARS), and in numerous other applications including encryption and cryptographic devices, and the Patriot Missile System.

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.

Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001/2000 certified.

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This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Note to editors: Photos for the battery and application mentioned in this release and other Ultralife military batteries are available here: http://www.ultralifebatteries.com/milphoto.asp

Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

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